Exhibit 99.1
Insperity Appoints Randall Mehl as Independent Director to Board

HOUSTON - December 18, 2017 - Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today announced that its board of directors has appointed Randall Mehl as a new independent director.
“Randy’s extensive knowledge of and experience in the business and technologies services sector, along with his investment experience, make him an excellent addition to our board,” said Paul J. Sarvadi, chairman and chief executive officer. “We look forward to the additional insight Randy will bring to our board, both in terms of his industry expertise and shareholder perspective.”
Mr. Mehl has been appointed as a Class III director with a term expiring at our annual meeting of the stockholders in 2019.
Mr. Mehl currently serves on the boards of ICF (Nasdaq: ICFI), a global consulting and technology services provider, and Kforce Inc. (Nasdaq: KFRC), a professional staffing firm, and is the President of Stewardship Capital Advisors, LLC, which provides advisory services to family offices for direct private investments in the business and technology services sector. Previously, he served as a Managing Director and a partner with Baird Capital, a middle market private equity group, and led a team focused on the business and technology services sector from 2005 until the end of 2016. From 1996 to 2005, Mr. Mehl was a senior equity research analyst with Robert W. Baird & Company, covering various areas within the broader business and technology services sector, including professional employer organizations. Mr. Mehl serves and has previously served on several private company boards and on the investment committee for several funds, and has expertise analyzing, acquiring and selling businesses.
About Insperity
Insperity, a trusted advisor to America’s best businesses for more than 31 years, provides an array of human resources and business solutions designed to help improve business performance. Insperity® Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Human Capital Management, Payroll Software, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Financial Services, Expense Management, Retirement Services and Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees. With 2016 revenues of $2.9 billion, Insperity operates in 62 offices throughout the United States. For more information, visit http://www.insperity.com.